EXHIBIT 99.1

PNM Resources Completes Acquisition of TNP Enterprises

Albuquerque, New Mexico                                                                                                                                                            June 6, 2005

PNM Resources (NYSE: PNM) today completed its acquisition of Fort Worth-based TNP Enterprises, just over 10 months after announcing the deal.

Officials of both companies signed the final documents this morning in New York City.

"The approval and regulatory processes went smoothly," said Jeff Sterba, PNM Resources chairman, president and CEO. "Employees from both companies did a fantastic job to put us in a position to close this acquisition in less than one year. Regulators in New Mexico, Texas and at the federal level were diligent in ensuring the acquisition was in the best interest of customers and both companies."

With the acquisition and through its subsidiaries, PNM Resources now serves nearly 1.2 million customers: 725,000 electric customers in Texas and New Mexico and 471,000 natural gas customers in New Mexico. The new combined company will have consolidated operating revenues of more than $2.3 billion, 3,420 employees, 4,280 miles of electric transmission lines and 18,247 miles of electric distribution lines.

PNM Resources emerged as a holding company in December 2001 from the state's largest utility, PNM. Today, it is the parent company of four subsidiaries: PNM, a fully integrated electric and gas utility in New Mexico; TNMP, an electric utility in New Mexico and a transmission and distribution company in Texas; First Choice Power, a competitive retail electric provider in Texas; and Avistar, an energy-related technology company based in Albuquerque. PNM Resources will remain headquartered in Albuquerque.

TNP redemption of notes and preferred stock

As part of the redemption of TNP notes, PNM Resources today will pay off a $110-million TNP term loan. TNP Enterprises announced in a separate news release that it will retire all outstanding 10.25-percent senior subordinated notes due 2010, and redeem all outstanding 14.5-percent senior preferred stock. The redemptions will occur on July 6, 2005.

Acquisition financing

In March, PNM Resources completed its issuance of approximately $350 million of common equity and equity-linked securities. Additionally, as previously disclosed, PNM Resources intends to issue $100 million of debt. The proceeds of these combined issuances will be used to retire securities, a portion of the high-cost TNP debt and acquisition-related costs.

In addition, Cascade Investment LLC has agreed to invest $100 million in equity-linked securities to be issued by the company in approximately 30 days. These proceeds will be used to retire the remaining high-cost debt.

"Replacing the more expensive TNP debt and securities with our new financing will result in net savings well in excess of $40 million in annual interest expense," said John R. Loyack, PNM Resources senior vice president and chief financial officer. "The TNP acquisition will be included in our 2005 earnings guidance update in July, when we release second-quarter earnings."

Savings generated from the acquisition are expected to generate at least 10 percent annual accretion to PNM Resources' earnings per share in the first full year after closing and 20 percent accretion to free cash flow.

Executive management

Sterba today also announced an addition to the PNM Resources executive management team. Doug Hobbs, a 24-year TNMP veteran, is president and chief executive officer of TNMP and PNM Resources senior vice president of Customer & Delivery Services. In April, Sterba announced Jeff Shorter was named president of First Choice Power and a PNM Resources senior vice president. Shorter formerly was a senior officer at TXU Corp. and a Dallas-based energy consultant.

PNM Resources Background
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, New Mexico, with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 725,000 homes and businesses in New Mexico and Texas and natural gas to 471,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this release and documents the Company files with the SEC that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to the Company and with respect to the acquisition of TNP Enterprises, Inc., are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, PNM Resources cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include the availability of cash of TNP Enterprises, Inc., the risks that the businesses will not be integrated successfully, the risk that the benefits of the acquisition will not be fully realized or will take longer to realize than expected, disruption from the acquisition making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the acquisition, interest rates, weather, water supply, fuel costs, availability of fuel supplies, risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, the ability of the Company to secure long-term power sales, the risks associated with completion of the construction of Luna Energy Facility, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect PNM Resources and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.